Exhibit 99.1

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

AND NON-GAAP RECONCILIATION

(unaudited)

Year ended December 31 (millions)	2019				2018
			Fixed				Fixed
			Currency				Currency
	Values at	Segment	Rate	Values at	Values at	Segment	Rate	Values at
	2019 Rates	Change	Change	2019 Rates	2019 Rates	Change	Change	2019 Rates
Net Sales
Global Industrial	$5,569.9	$479.2	$(52.7)	$5,996.4	$5,220.2	$520.9	$(50.8)	$5,690.3
Global Institutional	5,235.5	(800.1)	(23.3)	4,412.1	5,066.0	(788.3)	(22.5)	4,255.2
Global Healthcare and Life Sciences	-	991.7	(12.7)	979.0	-	928.2	(12.5)	915.7
Upstream Energy	-	2,350.0	2.9	2,352.9	-	2,419.8	2.5	2,422.3
Global Energy	3,334.0	(3,334.0)	-	-	3,388.8	(3,388.8)	-	-
Other	907.5	313.2	(9.0)	1,211.7	855.7	308.2	(8.6)	1,155.3
Subtotal at fixed currency rates	15,046.9	-	(94.8)	14,952.1	14,530.7	-	(91.9)	14,438.8
Effect of foreign currency translation	(140.6)	-	94.8	(45.8)	137.5	-	91.9	229.4
Total reported GAAP net sales	$14,906.3	$-	$-	$14,906.3	$14,668.2	$-	$-	$14,668.2

Operating Income
Global Industrial	$854.7	$133.4	$(7.5)	$980.6	$724.4	$116.2	$(6.6)	$834.0
Global Institutional	1,042.2	(93.4)	(1.5)	947.3	1,007.3	(100.8)	(1.5)	905.0
Global Healthcare and Life Sciences	-	136.7	(1.6)	135.1	-	136.8	(1.7)	135.1
Upstream Energy	-	188.2	(0.3)	187.9	-	170.7	1.6	172.3
Global Energy	379.1	(379.1)	-	-	338.5	(338.5)	-	-
Other	167.3	14.2	(0.9)	180.6	160.0	15.6	(1.0)	174.6
Corporate	(409.1)	-	1.2	(407.9)	(303.6)	-	0.9	(302.7)
Subtotal at fixed currency rates	2,034.2	-	(10.6)	2,023.6	1,926.6	-	(8.3)	1,918.3
Effect of foreign currency translation	(20.4)	-	10.6	(9.8)	20.4	-	8.3	28.7
Consolidated	$2,013.8	$-	$-	$2,013.8	$1,947.0	$-	$-	$1,947.0

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. The "Fixed Currency Rate Change” columns in the table above reflect international operations at fixed currency exchange rates established by management at the beginning of 2020, rather than the 2019 established rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" row in the table above.

Effective in the first quarter of 2020, and in anticipation of the separation of our Upstream Energy business under ChampionX Holding Inc. (a wholly owned subsidiary of Ecolab formed for the purpose of holding the Upstream Energy Business), the Company created the Upstream and Downstream operating segments from the Global Energy operating segment, which was also a reportable segment. The table reflects the elimination of the Global Energy reportable segment and creation of the Downstream operating segment and the Upstream operating segment, which are reported in the Global Industrial reportable segment and newly established Upstream Energy reportable segment, respectively. Also, in the first quarter of 2020, the Company announced leadership changes which allow for shared oversight and focus on the Healthcare and Life Sciences operating segments and established the Global Healthcare and Life Sciences reportable segment. This segment is comprised of the Healthcare operating segment which was previously aggregated in the Global Institutional reportable segment and the Life Sciences operating segment which was previously aggregated in the Global Industrial reportable segment. Additionally, the table reflects the Textile Care operating segment being reported in Other, which had previously been aggregated in the Global Industrial reportable segment. We made other immaterial changes, including the movement of certain customers and cost allocations between reportable segments. These changes are presented in "Segment Change" columns of the table above.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.